Exhibit 99.1

WellQuest Announces Record Revenues in Second Quarter of 2009

•  Revenue growth driven by record number of client visits to medical clinic

•	Second consecutive quarter of record revenues

Bentonville, Arkansas, August 17, 2009—WellQuest Medical & Wellness Corporation (the “Company” or “WellQuest”) (OTCBB:WEQL), announced revenues of $940,121 in the three months ended June 30, 2009, a new record for the Company, exceeding Q1 2009’s record of $930,336. Revenues in the second quarter of 2009 increased $160,461, or 21% over 2008 first quarter revenues of $779,660.

“Our financial results, specifically record revenues and operating income, are evidence that our business model continues to gain traction with our target market. We look forward to replicating the success of our Bentonville flagship location at future sites,” stated WellQuest CEO Steve Swift.

Revenue growth was driven by increased demand for medical clinic services as evidenced in a 30% rise in medical clinic visits from 6,435 visits in the second quarter of 2008 to 8,384 visits in the second quarter of 2009.

The Company reported operating income of $14,085 in the second quarter of 2009 compared to an operating loss of $(447,315) in the second quarter of the prior year. Results were driven by increased revenues and lower operating expenses in the second quarter of the current fiscal year as compared to Q2 of fiscal 2008. Operating expenses were lower in Q2 of 2009 as compared to the prior year’s second quarter due to legal and corporate expenses associated with WellQuest becoming public.

Net loss for the second quarter of 2009 was $(49,848) or $(0.002) per share, compared to a net loss of $(513,959) or $(0.022) per share in the second quarter of 2008. Net income results were driven by a combination of increased revenues and lower corporate and legal expenses in the second quarter of the current fiscal year.

For the six month period ended June 30, 2009, revenues grew 15% to $1,870,457 as compared to $1,631,206 in the six months ended June 30, 2008. Revenue growth is attributed to increased demand for medical clinic services which grew by 19% from 13,876 client visits in the six months ended June 30, 2008 as compared to 16,550 visits in the six months ended June 30, 2009.

Operating loss was $(32,495) in the six months ended June 30, 2009 compared to an operating loss of $(342,238) in the prior year’s period. Net loss decreased in the six months of fiscal 2009 by $328,107 or 69% to $(150,352) from $(478,459) in the six months ended June 30, 2008. Operating and net income results were driven by increased revenues and decreased operating expenses in the 2009 period as compared to 2008.

About WellQuest Medical & Wellness Corporation

WellQuest offers its innovative concept in healthcare delivery by integrating conventional and complementary physician medicine with wellness, and aesthetic services in one center, creating an effective environment for the pursuit and maintenance of a healthy life. WellQuest’s unique model for healthcare helps customers get well, stay well, and look well. Currently operating in Bentonville, Arkansas, WellQuest seeks to open locations across the U.S.

Investor and Media Contact:
Dilek Mir
(310) 591-5619
dmir@corporateprofile.com

In addition to historical information, this press release may contain statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release include the intent, belief or expectations of the Company and members of its management team with respect to the Company’s future business operations and the assumptions upon which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

WELLQUEST MEDICAL & WELLNESS CORPORATION
(formerly HQHealthQuest Medical & Wellness Centers, Ltd.)

Consolidated Balance Sheets

	June 30 2009 (Unaudited)	December 31 2008
Assets
Current assets:

Cash	$59,801	$103,265
Accounts receivable, less allowance of $189,190 and $235,348 at June 30, 2009 and December 31, 2008, respectively	235,342	293,363
Other current assets	57,837	50,737
Total current assets	352,980	447,365

Property and equipment, net	334,681	387,125

Deferred financing costs, net of accumulated amortization of $9,258 and $0 at June 30, 2009 and December 31, 2008, respectively	101,842	—
Total assets	$789,503	$834,490

Liabilities and Stockholders’ Deficit
Current liabilities:

Line of credit	$185,000	$202,494
Accounts payable	209,859	293,312
Accrued liabilities	219,590	207,329
Due to physicians and related parties	526,816	545,823
Note payable to related party	—	349,608
Current maturities of long-term debt	462,276	517,324
Current obligations under capital leases	25,942	23,902
Current maturities of subordinated debentures payable to stockholders, net of unamortized discount of $0 and $17,093 at June 30, 2009 and December 31, 2008, respectively	490,497	523,409
Total current liabilities	2,119,980	2,663,201

Long-term subordinated convertible debenture to a stockholder, less current maturities	443,123	—

Long-term obligations under capital leases, less current portion	105,144	118,646
Total liabilities	2,668,247	2,781,847

Stockholders’ deficit:
Preferred stock — $.01 par value; authorized 2,500,000 shares 75,000 designated as Series A convertible preferred stock; 25,515 and 37,440 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	255	374
Common stock — $.001 par value; authorized 150,000,000 shares; 29,010,167 and 23,716,361 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	29,010	23,716
Additional paid-in capital	1,476,820	1,263,030
Warrants outstanding	177,000	177,000
Accumulated deficit	(3,561,829)	(3,411,477)
	(1,878,744)	(1,947,357)
Total liabilities and stockholders’ deficit	$789,503	$834,490

WELLQUEST MEDICAL & WELLNESS CORPORATION
(formerly HQHealthQuest Medical & Wellness Centers, Ltd.)

Consolidated Statements of Operations
For the three and six months ended June 30, 2009 and 2008
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net revenue	$940,121	$779,660	$1,870,457	$1,631,206

Operating expenses:
Salaries, wages and benefits	310,449	358,100	615,809	653,044
Rents and facility expenses	71,142	79,334	143,723	154,186
Clinic direct expenses, excluding salaries, wages and benefits	366,766	301,185	717,833	540,325
Spa direct expenses, excluding salaries, wages and benefits	78,916	77,615	156,353	135,465
General corporate expenses	69,620	383,499	211,496	436,127
Depreciation and amortization	29,143	27,242	57,738	54,297
Total operating expenses	926,036	1,226,975	1,902,952	1,973,444
Operating income (loss)	14,085	(447,315)	(32,495)	(342,238)

Interest income (expense):
Interest income	—	530	—	3,232
Interest expense	(63,933)	(67,174)	(117,857)	(139,453)
Net interest expense	(63,933)	(66,644)	(117,857)	(136,221)
Net loss applicable to common stock	$(49,848)	$(513,959)	$(150,352)	$(478,459)

Loss per common share:
Basic and diluted	$(0.002)	$(0.022)	$(0.006)	$(0.021)
Weighted average number of common shares outstanding:
Basic and diluted	25,177,933	23,239,394	24,451,185	23,239,394